UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 17, 2008

Date of Report (Date of earliest event reported)

ADVANCED MICRO DEVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-07882	94-1692300
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

(Address of principal executive offices) (Zip Code)

(408) 749-4000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

Item 7.01 Regulation FD Disclosure.

The information in this Report, including the Exhibit 99.1 attached hereto, is furnished pursuant to Item 2.02 and Item 7.01 of this Form 8-K. Consequently, it is not deemed “filed” for the purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. It may only be incorporated by reference in another filing under the Exchange Act or the Securities Act of 1933, as amended, if such subsequent filing specifically references this Form 8-K.

On April 17, 2008, Advanced Micro Devices, Inc. (the “Company”) announced its financial position and results of operations as of and for the quarter ended March 29, 2008 in a press release that is attached hereto as Exhibit 99.1.

To supplement the Company’s financial results presented on a U.S. GAAP basis, the Company’s earnings release contains non-GAAP financial measures of non-GAAP net loss, non-GAAP operating loss and adjusted EBITDA.

To derive non-GAAP net loss, the Company excluded certain charges consisting of acquisition charges related to its acquisition of ATI Technologies, Inc. (“ATI”) which closed on October 24, 2006, the tax benefit from ATI acquisition-related charges and charges related to the impairment of the Company’s investment in Spansion Inc. To derive non-GAAP operating loss, the Company excluded certain ATI acquisition-related charges. Specifically, these non-GAAP financial measures reflect adjustments based of the following:

Impairment charges for goodwill and acquired intangible assets: As a result of the Company’s annual goodwill impairment analysis and the analysis of impairment on acquired intangible assets in the fourth quarter of 2007, the Company concluded that a portion of their carrying values were impaired and the charge was taken in the fourth quarter of 2007. The Company believes these charges are not indicative of ongoing performance and consequently excluded the effect of these charges from its fourth quarter of 2007 GAAP operating loss and its fourth quarter of 2007 GAAP net loss.

Other ATI acquisition-related charges: The Company incurred significant expenses in connection with the ATI acquisition, which it would not have otherwise incurred and which the Company believes are not indicative of ongoing performance. Other ATI acquisition-related charges primarily consist of the amortization expense of acquired intangible assets, integration charges incurred in connection with integrating the two companies and, in the first quarter of 2007, the cost of fair value adjustment of acquired inventory. These other ATI acquisition-related charges have been excluded to derive non-GAAP operating loss. To derive non-GAAP net loss, the Company excluded these other ATI acquisition-related charges as well as the tax benefit from these charges.

Spansion Inc. investment impairment charge: The investment impairment charge relates to the other than temporary impairment charge that the Company recorded in the fourth quarter of 2007 on its investment in Spansion Inc. The Company excluded the effect of this item from its GAAP net loss as it is not indicative of ongoing performance.

The Company believes that the exclusion of these amounts enables investors to better evaluate its current operating performance compared with prior periods.

In addition, the Company presented “Adjusted EBITDA” in the financial schedules to the earnings release. In the financial schedules, Adjusted EBITDA was determined by adjusting net loss for depreciation and amortization, amortization of acquired intangible assets, impairment of goodwill and acquired intangible assets, interest expense and taxes.

Pursuant to the requirements of Regulation G, the Company has provided reconciliations within the press release and financial schedules of these non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures.

The Company provided non-GAAP net loss in the press release to reflect the results without ATI acquisition-related charges, the tax benefit from the ATI acquisition-related charges and the charge related to the Spansion investment impairment. The Company provided non-GAAP operating loss in the press release to reflect the results without ATI acquisition-related charges. The Company’s management believes this non-GAAP presentation will aid investors by presenting current and historical results in a form that makes it easier to compare current period operating results with historical operating results.

The Company calculated and communicated Adjusted EBITDA in the financial schedules because the Company’s management believes it is of interest to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds.

The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the U.S. GAAP operating measure of net income or U.S. GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest and income taxes that can affect cash flows.

Management does not intend the presentation of these non-GAAP measures to be considered in isolation or as a substitute for results prepared in accordance with U.S. GAAP. These non-GAAP measures should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with U.S. GAAP.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press release dated April 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 17, 2008	ADVANCED MICRO DEVICES, INC.

	By:	/s/ Faina Medzonsky
	Name:	Faina Medzonsky
	Title:	Assistant General Counsel and Assistant Secretary

INDEX TO EXHIBITS

Exhibit No.	Description
99.1	Press release dated April 17, 2008.